[LOGO VaxGen]

                VaxGen Releases Second-Quarter Financial Results:
                  Revenue Increases as Operating Loss Declines

      Brisbane, Calif. - August 5, 2003 - VaxGen, Inc. (Nasdaq: VXGN) today announced financial results for the second quarter ended June 30, 2003.

      Revenue for the most recent quarter totaled $2.8 million, compared to $220,000 in the quarter ended June 30, 2002. The increase was due primarily to revenue from VaxGen's contract with the National Institute of Allergy and Infectious Diseases (NIAID) to fund development of an anthrax vaccine.

      The company reported a consolidated net loss applicable to common stockholders of $7.5 million, or 43 cents per share, for the most recent quarter, compared to a net loss applicable to common stockholders of $7.4 million, or 52 cents per share, in the quarter ended June 30, 2002. The loss in the second quarter of 2003 included non-cash charges of $1.0 million attributable to VaxGen's convertible preferred stock.

      VaxGen's second-quarter results now reflect assets, liabilities and operating results associated with the company's majority-owned biopharmaceutical manufacturing subsidiary in South San Francisco. This change in accounting method, which is in accordance with GAAP, is the result of VaxGen's increased level of ownership of the subsidiary in the quarter ended June 30, 2003 resulting from the company's ongoing investment in the subsidiary.

      On a pro forma basis, which excludes charges related to VaxGen's convertible preferred stock, the company reported a net loss of $6.5 million, or 37 cents per share, for the quarter


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ended June 30, 2003, compared to a net loss of $6.7 million, or 46 cents per share, in the comparable quarter of 2002.

      VaxGen believes that the non-GAAP results in this press release provide useful information to investors because they exclude the effects of non-cash charges that the company believes are not indicative of its on-going operations. The non-GAAP information is provided as a complement to results provided in accordance with GAAP and should not be considered better than, or a substitute for, GAAP measures.

      VaxGen had $14.6 million in cash and investment securities as of June 30, 2003, compared with $11.9 million at the end of the previous quarter ended March 31, 2003.

      "We continue to believe that our existing cash, plus anticipated income from existing government contracts and grants, will allow us to fund our operations through approximately the first quarter of 2004," said Carter A. Lee, VaxGen's senior vice president of Finance and Administration. "We expect to fund our operations beyond that date through existing and new government contracts and grants and/or equity financing."

      Net cash expenditures for the second quarter totaled $9 million. This figure reflects the company's net loss, as well as $2.2 million in final payments to clinical sites associated with the company's Phase III HIV vaccine trial in North America and Europe, which concluded earlier this year. Cash expenditures also reflected $4.7 million in payments, principally for capital equipment, associated with VaxGen's majority-owned biopharmaceutical manufacturing subsidiary in South San Francisco. VaxGen is using its manufacturing facility to support its current anthrax vaccine contract and is proposing its use to meet the requirements of future anthrax vaccine development and supply contracts.


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      "With the investments we've made in our manufacturing capacity and our track record of performance under our existing anthrax vaccine contract, we believe VaxGen is well positioned to secure a second NIAID contract for advanced development of an anthrax vaccine candidate," said Lance K. Gordon, Ph.D., VaxGen's CEO.

      The U.S. government is expected to award at least two additional contracts for anthrax vaccine. The NIAID is expected to award one or more contracts for the advanced development of a recombinant anthrax vaccine before the end of the third quarter of 2003. This contract or contracts are intended to fund commercial scale-up and demonstration of manufacturing, as well as Phase II trials and animal efficacy studies.

      Separately, Project BioShield calls for the creation and maintenance of a 60-million-dose stockpile of anthrax vaccine. The U.S. House of Representatives recently passed the measure by a vote of 421 to 2. The U.S. Senate is expected to act shortly.

      According to a recent Congressional Budget Office (CBO) estimate for the House-passed bill, the U.S. government anticipates spending $1.4 billion between 2004 and 2013 on the procurement, maintenance and replacement of an anthrax vaccine stockpile under Project BioShield, if Project BioShield is signed into law. The CBO report states that the government expects to purchase an anthrax vaccine made from recombinant anthrax Protective Antigen (rPA). VaxGen's candidate anthrax vaccine was specifically developed under its existing NIAID contract to meet this requirement.

      "If Project BioShield is signed into law," Gordon said, "VaxGen expects to aggressively pursue opportunities under this program."


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      Second-Quarter Highlights

            o     VaxGen announced that the U.S. Food and Drug Administration
                  (FDA) had cleared an Investigation New Drug application (IND) for the company's anthrax vaccine candidate, rPA102. The IND allowed VaxGen to begin a Phase I clinical trial, which is now fully enrolled and underway at four leading medical centers in the United States.

            o The field work on VaxGen's second Phase III HIV vaccine trial was completed. The company expects to announce results from the trial, which took place in Thailand, in the fourth quarter of 2003.

            o VaxGen announced that it had been awarded a phase 2 Small Business Innovation Research (SBIR) grant from the NIAID to identify novel antigens for potential use in future HIV vaccine candidates. The SBIR grant provides up to $2 million for the program and is in addition to the $210,000 that VaxGen received late last year through phase 1 of the grant.

            o VaxGen proceeded with preparations to introduce the LC16m8 smallpox vaccine into the United States. This vaccine was developed in Japan and licensed there in 1980. Trials in 50,000 children showed the vaccine had a better safety profile than other vaccines licensed for prevention of smallpox. VaxGen has already received an initial supply of the vaccine from its Japanese manufacturer, Kaketsuken, and anticipates receiving 1 million doses of bulk vaccine for the purpose of initiating clinical trials early next year.


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            o     VaxGen raised net proceeds of $11.7 million through two
                  separate equity financings. The proceeds are being used to fund capital investments in VaxGen's majority-owned manufacturing subsidiary and for general corporate purposes.

            o VaxGen celebrated the opening of its biopharmaceutical manufacturing facility in South San Francisco. Financed in part by VaxGen's joint venture partner, Celltrion, Inc., the facility includes cGMP suites occupying 17,000 square feet for the production of vaccines, monoclonal antibodies and therapeutic proteins. VaxGen also intends to use the facility for training purposes leading to the transfer of technology to a larger biopharmaceutical manufacturing facility in South Korea that will be operated by Celltrion.

      VaxGen will hold a conference call and web cast today to review this press release. VaxGen will be discussing additional financial and statistical information during the call. Participants are asked to dial in to the live call five minutes before the start of the presentation. The following phone numbers will provide access to the call or a taped version, which will be available until the announcement of VaxGen's next quarterly financial call.

           Live Call: Domestic:        800-404-1354
                      International:   706-643-0825
                      No passcode required.

           Replay:    Domestic:        800-642-1687
                      International:   706-643-5973
                      Passcode:        1740920

      The webcast can be found by clicking on "Second-Quarter Conference Call and Webcast" under "Company Presentations" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then, click on the webcast link to view the accompanying slide presentation.


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      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV. The company is also the largest shareholder in Celltrion, Inc., a joint venture formed to build biopharmaceutical manufacturing operations for the manufacture of biopharmaceutical products, including those from VaxGen, should they be licensed. Celltrion is funded by a consortium of South Korean investors, with VaxGen contributing manufacturing technology, know-how and training. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, projections of future cash balances and revenue and statements regarding the company's future capital resources, the timing and progress of completion of development efforts for VaxGen's anthrax, smallpox or HIV/AIDS vaccine candidates; future uses of its manufacturing subsidiary; the Company's ability to obtain future government contracts; the timing and progress of the passage of Project BioShield legislation and any future funding commitments under Project BioShield; and the timing and progress of the company's Phase III clinical trial of its HIV vaccine candidate in Thailand. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:   Lance Ignon
           Vice President, Corporate Communications
           (650) 624-1041


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VaxGen, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except for per share data)

                                                           Quarter          Quarter        Six Months       Six Months
                                                            Ended            Ended            Ended            Ended
                                                        June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                                        -------------    -------------    -------------    -------------
Revenues:
Contract revenue                                        $       2,565    $         220    $       3,677    $         238
Related party revenue                                             206               --              307               --
                                                        -------------    -------------    -------------    -------------
  Total revenue                                                 2,771              220            3,984              238

Operating Expenses:

Research and development                                       (5,336)          (4,299)          (9,361)          (8,956)
General and administrative                                     (4,616)          (3,141)          (9,071)          (6,069)
                                                        -------------    -------------    -------------    -------------

Loss from operations                                           (7,181)          (7,220)         (14,448)         (14,787)

Other income, net                                                 176              557              251            1,159

                                                        -------------    -------------    -------------    -------------
Net loss before minority interest                              (7,005)          (6,663)         (14,197)         (13,628)

Minority interest in subsidiary                                   500               --              928               --

                                                        -------------    -------------    -------------    -------------
Net loss                                                       (6,505)          (6,663)         (13,269)         (13,628)
                                                        -------------    -------------    -------------    -------------

Charges attributable to redeemable convertible
preferred stock                                                (1,030)            (736)          (1,167)          (1,470)
                                                        -------------    -------------    -------------    -------------

Net loss applicable to common stockholders              $      (7,535)   $      (7,399)   $     (14,436)   $     (15,098)
                                                        =============    =============    =============    =============

Net loss per share, basic and diluted (1)               $       (0.37)   $       (0.46)   $       (0.80)   $       (0.95)
                                                        =============    =============    =============    =============

Net loss per share applicable to common stockholders,
basic and diluted                                       $       (0.43)   $       (0.52)   $       (0.87)   $       (1.05)
                                                        =============    =============    =============    =============

Weighted average shares used in computing basic and
diluted loss per share                                         17,358           14,343           16,606           14,331
                                                        =============    =============    =============    =============

(1) Non-GAAP "Net loss per share, basic and diluted" was calculated by dividing "Net loss" by "Weighted average shares used in computing basic and diluted loss per share."

VaxGen, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

                                                      June 30,      December 31,
                                                        2003            2002
                                                    -------------   -------------
Assets:
Cash and investment securities                      $      14,599   $      18,021
Accounts receivable (contracts and related party)             908           1,742
Deferred costs                                                946           1,379
Property and equipment, net                                13,541           3,309
Other assets                                                2,083           3,586
                                                    -------------   -------------
Total Assets                                        $      32,077   $      28,037
                                                    =============   =============

Liabilities and Stockholders' Equity:
Current liabilities                                 $       5,140   $       8,670
Deferred revenues                                           3,348             917
Other liabilities                                             572             606
Minority interest in subsidiary                             5,740              --
Redeemable convertible preferred stock                        540           3,349
Stockholders' equity                                       16,737          14,495
                                                    -------------   -------------
Total Liabilities and Stockholders' Equity          $      32,077   $      28,037
                                                    =============   =============